EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-226944) of Service Properties Trust and the Registration Statement (Form S-8 No. 333-191096) pertaining to the 2012 Equity Compensation Plan of Service Properties Trust of our reports dated February 28, 2020, with respect to the consolidated financial statements and schedule of Service Properties Trust and the effectiveness of internal control over financial reporting of Service Properties Trust included in this Annual Report (Form 10-K) of Service Properties Trust for the year ended December 31, 2019.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 28, 2020